Exhibit 3.1

PUBLIC COMPANY

COMPANIES LAW, 5759–1999

A COMPANY LIMITED IN SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

QUOIN PHARMACEUTICALS LTD

(PUBLIC CORPORATION 52-003648-4)

Index

Part One: Preamble		1

1.	Name of the Company	1

2.	Objectives of the Company	1

3.	Liability of the shareholders	1

4.	The capital	1

Part Two: General Provisions		1

5.	Definitions and interpretation	1

6.	Change of Articles	3

Part Three: Capital of the Company		3

7.	Ordinary shares	3

8.	Redeemable securities	4

9.	Capital of the Company, increase of capital and its cancellation	4

10.	Issuance of securities	5

Part Four: Shareholders		5

11.	Shareholder and share certificates	5

12.	Calls for payment	6

13.	Forfeiture	7

Part Five: Transfer of shares in the register of shareholders		9

14.	Transfer of shares	9

15.	Share transfer deed	9

16.	Assignment of shares by law	10

17.	Registration of transfer of shares	10

Part Six: General Meetings		11

18.	Annual General Meetings	11

19.	Special General Meetings	11

20.	Agenda	12

21.	Notice of a meeting	12

22.	Quorum	13

23.	Chairman of the general meeting	14

24.	Voting in the general meeting	14

25.	Vote count or secret ballot	14

26.	Vote by proxy; vote of a corporation; partners	15

27.	Voting instrument	17

28.	Minutes	17

29.	Meetings of a class	17

29A.	Saving Provisions	17

Part Seven: The Board of Directors		17

30.	Members of the Board	17

31.	Restrictions on the appointment of Directors	18

32.	External Directors	19

33.	Revoked.	19

34.	Alternate director	19

35.	Dismissal of a Director	20

36.	Authorities of the Board of Directors	21

37.	Assumption of authorities of the Board	23

38.	The rights of a Director	23

39.	Chairman of the Board	23

40.	Convening a meeting of the Board	24

41.	Agenda	25

42.	Notice of a meeting of the Board of Directors	25

43.	Quorum	25

44.	Voting on the Board	26

45.	Minutes of a meeting of the Board	26

46.	Defects in the convening of a meeting	26

47.	Committees of the Board	27

Part Eight: Audit Committee		27

48.	Appointment of an audit committee	27

49.	Audit committee	28

Part Nine: Exemption, indemnification and liability insurance		28

50.	Exemption and indemnification	28

51.	Liability insurance	30

Part Ten: General Manager (Chief Executive Officer)		31

52.	The Chief Executive Officer	31

53.	Delegation and qualification of the CEO’s authorities	31

Part Eleven: Management of the Company		31

54.	Registered office	31

55.	Register of shareholders and register of material shareholders	32

56.	Auditor	32

57.	Expiration of the term of the Auditor	32

58.	Remuneration of the Auditor	33

59.	Authorities, duties and responsibility of the Auditor	33

60.	Internal auditor	34

Part Twelve: Financial statements and signature		34

61.	Financial statements	34

62.	Stamp and signatory right	34

Part Thirteen: Dividends and Bonus Shares		34

63.	Dividends and bonus shares	34

Part Fourteen: Notices and Dissolution		36

64.	Notices	36

65.	Dissolution	37

Part One: Preamble

1.            Name of the Company

In Hebrew:      קויין פארמסוטיקל בע"מ

In English:      Quoin Pharmaceuticals Ltd.

2.            Objectives of the Company

(a)To engage in any lawful business.

(b)	The Company may donate from time-to-time reasonable sums for appropriate causes, even if the donations are not within the framework of the business considerations of the Company.

3.            Liability of the shareholders

The liability of a shareholder for the debts of the Company is limited to the payment of the unpaid portion which he undertook to pay for the share held by him in accordance with the terms of issuance of said share.

4.            Registered Share Capital

The registered share capital of the Company is 100,000,000 (one hundred million) ordinary shares without any nominal value each (hereinafter: “Ordinary Shares”).

Part Two: General Provisions

5.            Definitions and interpretation

(a)	Definitions

“Applicable Law”: the Companies Law, the Securities Law, the Companies Ordinance or any other law of the State of Israel (and with regards to each of the above, including any rules or regulations promulgated thereunder), as well as any rules of a foreign stock exchange to the extent any of the foregoing apply to the Company, as such laws, rules and regulations may be amended, replaced or re-enacted from time to time, but excluding any of the foregoing which would derogate from a mandatory provision of Israeli law.

“the Articles” or “these Articles”: these Articles of Association of the Company, as they may be amended from time to time.

“Audit Activity”: has the meaning given to that term under Section 154 of the Companies Law.

“Auditor”: an accountant or accounting firm appointed for the audit of the Company's financial statements and other Audit Activity.

“the Board of Directors” or “the Board” means the Board of Directors of the Company. “Chief Executive Officer" or “CEO”: the Company's chief executive officer holding the office of General Manager as described in the Companies Law, and/or a person so appointed under Section 119(a) of the Companies Law.

“Companies Law”: the Companies Law, 5759-1999, as it may be amended from time to time, including any regulations that are or may be promulgated thereunder.

“Companies Ordinance”: the Companies Ordinance [New Version], 5743-1983, as it may be amended from time to time, including any regulations that are or may be promulgated thereunder.

“the Company”: Quoin Pharmaceuticals Ltd.

“General Meeting” or “Meeting”: a general meeting of shareholders, including any adjournment thereof.

“the Office”: The registered office of the Company at any given time.

“Securities Law”: the Securities Law, 5728-1968, as it may be amended from time to time, including any regulations that are or may be promulgated thereunder.

(b)	Interpretation

(1)

“Director”, “External Director”, “Internal Auditor” and “Officer” [“נושא משרה”] have the respective meanings given to those terms in Section 1 of the Companies Law unless and to the extent specifically defined otherwise herein and “Control” has the meaning given to that term in the Securities Law.

(2)	Any capitalized term in these Articles shall have the meaning ascribed to that term by the Companies Law, unless otherwise defined herein or unless the context dictates otherwise.

(3)

Reference to the “register of shareholders” means the register of shareholders of the Company kept pursuant to Sections 130-134 of the Companies Law, as further described in Article 55 of these Articles.

(4)

References made in the singular shall include the plural and vice versa. Reference made in the masculine gender shall include the feminine (and vice versa) or no gender, and words that connote persons shall include also corporations, unless the context dictates another interpretation. The term “including” or any derivative thereof means without limiting the generality of the foregoing.

(5)

Reference to a “person” (whether or not that term is capitalized) includes reference to any natural person, entity or body corporate, trust or syndicate, including a partnership, corporation, limited liability company, association, unincorporated organization, government or agency or political subdivision thereof; all of the above unless the context indicates otherwise.

(6)

Unless and to the degree the context clearly indicates otherwise, reference in these Articles to any meeting shall include a meeting convened and held in any manner permitted by these Articles, including a General Meeting held in accordance with Article 19(g), all persons shall be deemed to be present at that meeting for all purposes of the Companies Law and these Articles, and words such as attend, presence, participate, attending, participating, attendance and participation shall be construed accordingly.

(7)

Reference to “writing” or “written” shall mean any method of reproducing words in a legible and non-transitory form whether handwritten, printed, typewritten, photocopied, or other written manner, including by fax, email, or any other method of duplication or transmission by electronic means; and for any signature, including by means of electronic signature or the electronic transmission of a signature.

(8)

Reference in these Articles to a resolution (including a shareholders’ resolution), decision, approval, consent or other act by an organ of the Company means a resolution, approval, consent or act adopted by that organ in accordance with these Articles and the Companies Law.

(9)	The headings of sections in these Articles are for the purpose of convenience only and shall not be used as an accessory to interpret or for the interpretation of these Articles.

(10)

The specific provisions of these Articles shall supersede the provisions of the Companies Law and the Companies Ordinance, to the extent permitted under the Companies Law and the Companies Ordinance, as applicable. Wherever these Articles provide that the provisions hereof are subject to the provisions of any Applicable Law, such reference means (unless and to the extent the context requires otherwise) subject to those provisions of the Companies Law and/or Applicable Law applicable to the Company which cannot be derogated from. In the case of a contradiction between a mandatory provision of such law and any provision of these Articles - the provisions of the law shall prevail if and to the extent they may not be derogated from, without impairing the validity of any remaining provision of these Articles.

(11)	These Articles have the legal force of a contract between the Company and its shareholders, and between the shareholders and themselves.

6.            Change of Articles

Subject to the provisions of the Companies Law the Company may amend these Articles by a resolution adopted by the General Meeting of the Company.

Part Three: Capital of the Company

7.            Ordinary shares

(a)	All the ordinary shares shall have equal rights among them and each ordinary share shall confer upon its holder the following rights:

(1)

The right to receive invitations or notices about all general meetings of the Company, to participate in the meetings and to vote in them on any matter that is raised in the meeting, where each ordinary share confers on its holder one vote on every vote on a resolution;

(2)

The right to participate in any distribution that the Company makes to its shareholders, and to receive dividends and/or bonus shares, if they are distributed in accordance with the provisions of these Articles and the provisions of the Companies Law, proportionate to the number of the shares allocated and the rate that they are paid up by the shareholders, if they are not are not fully paid up; and

(3)

The right to participate in the dissolution of the Company, in the distribution of the assets of the Company, that remain to be distributed, after the Company meets all of its obligations and payment of all its debts in any case, proportionate to the number of the shares allocated and the rate that such shares are paid up by the shareholders, if they are not fully paid up, and subject to the provisions of these Articles and without prejudicing existing rights of all the shareholders in the Company of any kind or class.

(b)

The Company is entitled to pay a commission (including underwriting fees) to any person, in consideration for underwriting services, or the marketing or distribution of securities of the Company, whether reserved or unreserved, as determined by the Board. Payments, as stated in this Article 7(b), may be made in cash, shares or other securities of the Company, or any combination thereof.

8.            Redeemable securities

The Company is entitled, taking into account the provisions of the Companies Law, to issue redeemable shares and to redeem them. At the time of the redemption of the shares the Company will act in accordance with the provisions of the Companies Law.

9.            Capital of the Company, increase of capital and its cancellation

(a)	The Company may have shares, bonds, or other securities, each with different rights.

(b)	The Company will not issue bearer shares or stock that state that their holder is a holder of bearer stock.

(c)	The Company is entitled from time to time by a shareholders’ resolution adopted in a General Meeting:

(1)	To increase the registered share capital of the Company by classes of shares, as determined;

(2)	To cancel registered share capital that has not yet been allocated, provided that there is no commitment by the Company, including a conditional commitment, to allocate the shares;

(3)	To consolidate and redistribute its share capital into shares of a nominal value; and

(4)	To convert, from time to time, part of the allocated shares into shares with other rights.

(d)

Unless established otherwise in a resolution approving the change of share capital, the new shares shall be subject to the provisions of these Articles regarding calls for payment, forfeiture, transfer, delivery etc., applicable to the shares of the original share capital.

(e)

Without derogating from the generality of the authority of the Board of Directors, with respect to any consolidation of shares and any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, by resorting to one or more of the following actions:

(1)	allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

(2)	to the extent as may be permitted under the Companies Law, redeem or purchase such shares or fractional shares sufficient to preclude or remove fractional shareholdings; and

(3)

to the extent as may be permitted under the Companies Law, cause the transfer of fractional shares by certain shareholders of the Company to other shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this sub-Article.

10.          Issuance of securities

(a)

The Board may issue or allocate shares or other securities (including options, bonds, warrants or other instruments), that are convertible into or may be exercised for shares, until a limit of the registered share capital of the Company, under such the terms and condition as the Board may determine; for this purpose convertible securities or securities which may be exercised for shares shall be deemed as if they were converted or exercised on the date of their issuance.

(b)	The authority of the Board as set forth in Article 10(a) may be delegated as enumerated in Articles 10(b)(1) or 10(b)(2) herein:

(1)

To a committee of the Board – regarding an issuance or allocation of securities as part of a workers compensation plan or employment or remuneration agreements or wage agreements between the Company and its employees, or between the Company and the employees of an Affiliated Company to which its board agreed in advance, provided that the issuance or allocation is according to a plan that includes detailed criteria that has been approved by the Board;

(2)

To a committee of the Board, to the CEO or a deputy acting in place of the CEO, or to another person who is recommended by the CEO or a deputy acting in his place - regarding an issuance or allocation of shares following an exercise or conversion of securities of the Company.

(c)	The Board of Directors may decide to issue a series of bonds as part of its authority to borrow on behalf of the Company, within the limits set by said authority.

(d)

The provision of Article 10(c) above does not negate or limit the authority of the CEO, a Board Committee or other person so authorized, to borrow on behalf of the Company, to issue individual bonds, promissory notes and bills of exchange, within the limits set by said authority.

(e)	The Company shall not allocate a share the consideration of which, in full or in part, is not paid in cash, unless the consideration for the share is specified in a written document.

(f)

If the Company decides to allocate shares with a nominal value insofar as there will be shares with a nominal value as part of the capital of the Company, for a lower amount than the nominal value, including bonus shares, it must change part of its profits into share capital (under such meaning in Section 302(b) of the Companies Law), from a premium on shares, or from any other source included in its equity capital, that are listed in its last financial statements, for a sum equal to the differential between the nominal value and such lower amount.

Part Four: Shareholders

11.          Shareholder and share certificates

(a)	A shareholder of the Company is any one of the following:

(1)

A person for whose benefit a share is registered with a member of a stock exchange and said share is included among the shares registered in the register of shareholders in the name of the relevant nominee Company; and/or

(2)	A person who is registered as a shareholder in the register of shareholders.

(b)

Other than as stated in Article 11(a) above, a person or legal entity shall not be recognized by the Company as having any right to a share, and the Company shall not be bound or recognize any benefit in equity or trust relationships or chose in action, planned or partial, but only the right of a shareholder, to a complete share, and all of the above unless a competent court of the law orders otherwise.

(c)	If two or more holders are registered as joint owners of a share:

(1)

In respect of a vote, giving proxies, and notices, the shareholder who is registered first in the register of shareholders shall be considered as the sole shareholder, unless all the holders of the joint share give written notice to the Company that another person should be referred as sole shareholder.

(2)

Each of the holders may give a valid receipt in respect of all the joint holders for each dividend, other money or property that is received from the Company for the share or in respect thereto, and the Company is entitled to pay a dividend, the other money or the property for the share to one or more of the joint holders of the share, as it chooses to do.

(d)

Subject to the provisions of Applicable Law, a shareholder who is a trustee shall be registered in the register of shareholders, as a shareholder, with a statement concerning his trusteeship status. Notwithstanding the foregoing, the Company will recognize the trustee as a shareholder, for all intents and purposes, and will not be required or obligated to recognize any other person, including the beneficiary, as holding any title in or right to a share.

(e)	A shareholder registered in the register of shareholders is entitled to receive from the Company one share certificate testifying to his ownership of the share.

A shareholder registered in the register of shareholders, shall be entitled to receive one share certificate for the shares registered in his name and fully paid up, or, if the Board approves (after payment of the amount that the Board establishes from time to time), a number of share certificates, for one or more of the shares. Each share certificate shall state the number of the shares for which it is issued.

(f)	Share certificates shall be issued with the stamp of the Company and with the signatures of two Directors of the Company or in any other manner determined by the Board of Directors.

(g)

A share certificate in the name of two or more persons in the name of two or more persons, shall be delivered to the person whose name appears first in the shareholder register among the names of the joint holders.

(h)

A new share certificate may be issued in place of a share certificate that was destroyed, lost or ruined, for the payment and under the terms regarding evidence, indemnification, guarantee against damages and/or issuance of an affidavit, as determined by the Board of Directors in its sole discretion from time to time.

12.          Calls for payment

(a)

A shareholder shall not be entitled to a dividend or participate in the allocation of bonus shares or exercise any right of a shareholder in the Company, unless he has paid up all the sums and calls for payment that he owes the Company until said time in respect of his shares in the Company.

(b)

The Board of Directors may, from time to time, in its discretion, make calls for payment on shareholders for any sums that have not been paid up in respect of shares held by each of the shareholders, and for which pursuant to the terms of the allocation of the shares are not payable at a fixed time, and each shareholder shall pay the amount of the call made upon him, at the time and place designated by the Board of Directors. The Board of Directors may instruct that a call for payment be made in installments.

(c)

Notice of a call for payment shall be given and shall specify the amount of payment (no less than 14 days from the date of the notice) and the place for payment provided that prior to the time of payment for the call for payment, the Board of Directors may, by written notice to the shareholders, cancel the call or extend the time for payment or payment for any part thereof.

(d)

Joint holders of a share shall be jointly and severally liable to pay all amounts and calls for payment in respect of such share held jointly. Without derogating from the aforesaid generality, a call for payment delivered to one of the holders shall be deemed as having been delivered to all the owners.

(e)

If pursuant to the terms of the issuance of a share or otherwise, an amount is made payable at a fixed time or in installments at fixed times, whether on account of the share capital or by way of premium, such amount or installment shall be payable at such time as if it were payable by virtue of a call duly made by the Board of Directors for which notice was duly given, and all the provisions of these Articles in respect of calls for payment shall be applicable to such amount or installment.

(f)

If a call for payment or an installment is not paid on the due date or prior to such time, then the person who at such time is the holder of the share for which the call for payment was made, or for which the installment is due, shall pay interest on such sum at the maximum amount set at such time by Bank Leumi :Le-Israel B.M. for unauthorized overdrafts, or at a lower rate that the Board will determine from time to time, from the date designated for its payment until the actual payment thereof, however the Board may waive the payment of interest, in whole or in part.

The provisions of this Article do not detract or impair from the remedies and relief available to the Company by these Articles or by any Applicable Law or agreement.

(g)

The Board of Directors may decide to accept money from a shareholder who wishes to advance payments, in whole or in part, on account of shares which have not been fully paid up and with respect to which the time for their payment has not yet matured, and to pay interest on such sums for a period not to exceed the period between the date of payment and the date on which this sum was designated to be paid, at the rate agreed by the Board of Directors and the shareholder.

13.          Forfeiture

(a)

A shareholder who has not fully paid up a sum for which a call has been made by the designated date, may be furnished with a written notice by the Board of Directors demanding that he pay the unpaid sum with interest and any expenses which the Company incurs due to the default in payment on the designated date for payment.

(b)

The notice shall specify another date for payment, which shall not be earlier than seven days after the notice, and it shall state that if the amount is not paid up by this date the share for which such notice is given may be forfeited.

(c)

If the demands in the notice are not satisfied, the Board of Directors may, so long as the sum is not paid up, including the interest and expenses, decide to forfeit the share. The forfeiture shall also apply to any dividends announced with respect to the forfeited shares (insofar as they are eligible for dividends) which were not actually paid out prior to the forfeiture.

(d)

A share that has been forfeited shall be deemed the property of the Company, and the Board of Directors may, taking into account the provisions of these Articles, sell or transfer it or reallocate it in another manner, under such terms and manner as it decides. A share so forfeited so long as it has not been sold, transferred or allocated again as stated, shall become a dormant share under such meaning in Section 308 of the Companies Law which shall not confer any rights at all so long as it is owned by the Company.

(e)	Insofar as nothing has been done with the forfeited share, the Board of Directors may cancel the forfeiture under the terms that it establishes.

(f)	A shareholder whose shares have been forfeited:

(1)

Shall cease being a shareholder in respect of the shares that were forfeited and upon the forfeiture all of his rights and obligations for the forfeited shares shall be revoked and any action and/or demand against the Company regarding the forfeited shares shall be cancelled, other than those rights and obligations which are excepted from this rule by these Articles and/or which are imposed on the former shareholder by law; however

(2)

He shall continue to be obligated to pay the Company and will pay the Company, without delay, all the calls for payment, payment installments, interest and expenses owed on account of the forfeited shares or for them at the time of the forfeiture, together with interest on those sums from the date of the forfeiture until the date of actual payment, at the maximum rate permitted at that time by law, provided that if the shares that were forfeited are sold, transferred or reissued, the shareholder’s debt will be reduced by the sum actually received by the Company (after the expenses of the sale), from their sale, transfer or reissuance, as warranted.

(g)

The provisions in these Articles regarding forfeiture shall apply to the default of payment of any sum that is to be paid on a designated date according to the terms of issuance of the share, whether on account of the share or in the form of a premium, as if it were a sum that was meant to be defrayed by virtue of a call for payment and a duly delivered notice.

(h)

In the case of a sale after forfeiture, the Board of Directors may appoint a person to sign a transfer instrument of the share that was sold and to arrange (subject to the provisions of Applicable Law) so that the buyer will be registered in the register of shareholders as the owner of the shares that were sold or which will be received by him in any other manner. The recipient of the share that was sold, transferred, allocated or sent shall not be responsible for how the consideration for the sale is used, if received, his right to the share shall not be harmed due to a defect or a disqualification in the forfeiture, sale, allocation or transfer process, and after he is registered in the register (subject to the provisions of Applicable Law) or he receives the share into his possession in any other manner, no such claim shall be raised, and the validity of the sale or the transfer shall not be appealed.

(i)

An affidavit duly made by a Director of the Company that a certain share of the Company has been duly forfeited on the date specified in the affidavit shall serve as conclusive proof of its content against any person who asserts a claim to the share. The affidavit with a Company receipt for the consideration, if given, for the share, in its sale or transfer, shall confer a right to the share on the transferee.

(j)

The net proceeds of any sale following a forfeiture after the discharge of the sale expenses, shall be applied in discharging the debts and the fulfillment of the obligations of such shareholder (including the debts, obligations and agreements for which the date of discharge or maturity have not yet come due), and the balance (if any) shall be paid to him or to whoever is conferred a right to the shares following the death, bankruptcy or dissolution of the shareholder.

(k)	The provisions of this Article shall not be construed as derogating from any other relief available to the Company against the debtor shareholder.

Part Five: Transfer of shares in the register of shareholders

14.          Transfer of shares

(a)

Subject to the provisions of Applicable Law, the Board of Directors may stop the registration in the register of transfers of shares for a specific period of time, that will not exceed 30 days per year, provided that it will not do so during the 14 days prior to the determining date for ownership of a share to establish eligibility to the rights for the share (such as the determining date for eligibility to vote in a general meeting or to receive a dividend or other distribution from the Company).

(b)	Part of a share may not be transferred, but a share which is jointly held by a number of owners, each may transfer their right to the share.

(c)

In the case of a transfer of shares, the transferee shareholder shall have all the rights that were attached to the transferred shares and all the obligations related to them according to these Articles, unless otherwise agreed in writing, between the transferor shareholder and the transferee shareholder.

(d)

For the avoidance of doubt, shares registered in the name of a depository trust company or its nominee shall be transferrable in accordance with the policies and procedures of that depository trust company.

15.          Share transfer deed

(a)

The Company shall not be required to register a transfer of shares in the register of shareholders unless a transfer instrument is delivered to the Office in accordance with these Articles. A share transfer deed in the Company shall be signed by the transferor and the transferee, and the transferor will be deemed the owner of the share until the name of the transferee is registered in the register of shareholders in respect of the transferred share.

(b)

The instrument of transfer of a share shall be in the following form or as near thereto as possible, in any usual or common form, or any other form reasonably satisfactory to the Board of Directors and/or the Company’s transfer agent:

Share Transfer Deed

I, _________________ of ___________________ (hereinafter: “the Transferor”) do hereby transfer to _______________ of ___________________ (hereinafter: “the Transferee”), in consideration of the amount of [NIS][U.S.$] ________ (in words ______________________ [new shekels][United States dollars]) paid to me ________ shares of Quoin Pharmaceuticals Ltd. (Company no. 52-003648-4), and they shall belong to the transferee, the administrators of his estate and representatives, subject to the terms by which I/we held the same immediately before the execution of this deed; and I/we, the transferee(s), do hereby agree to accept the shares subject to these terms.

In witness whereof we set our hand this _____ day of the month of __________ in the year _________.

Signature of transferor __________ Signature of transferee __________

Witness to signature __________ Witness to signature __________

(c)	The Board may approve other methods of recognizing the transfer of shares, taking into account the manner of trading of the Company's shares.

(d)

A transfer deed shall be submitted to the Office for registration, along with the share certificates that are being transferred (if there are certificates) and/or any other evidence required by the Board, in its discretion, regarding the proprietary right of the transferor or in respect of his right to transfer the shares. Transfer deeds that are registered shall remain with the Company but any transfer deed with respect to which the Board refuses to cause shares in question to be entered in the register of shareholders in the name of the transferee, shall be returned upon request, to the person who so delivered them, together with the share certificate (if delivered).

16.          Assignment of shares by law

(a)

The Board of Directors may, at any time and subject to the provisions of relevant law, register as a shareholder a person who is entitled to a share by law, including an heir, trustee, executor of an estate, receiver, liquidator or trustee in bankruptcy following any event of death, bankruptcy, insolvency, liquidation or dissolution, including without limitation a "Trustee" as that term is defined in the Insolvency and Economic Rehabilitation Law, 5778-2018, after the Company is presented with a probate order, a succession order or any other sufficient evidence, as required or designated by any relevant law for such purpose or as the Board deems fit, demonstrating the right to the shares to the satisfaction of the Board or a person appointed or designated by the Board for such purpose. An eligible person who is so registered as a shareholder in the Company, is entitled, subject to the provisions of these Articles dealing with the transfer of shares and the provisions of relevant law, to transfer these shares to another person. Without derogating from the above, the Board may refuse to perform such registration or may delay it in a manner it would have been entitled to do, had the last registered owner himself transferred the share, prior to the transference of such right.

(b)	Subject to the provisions of the Companies Law and these Articles:

(1)

The executors of an estate of a shareholder who died, or in the absence of an executor of estate or administrator of an estate, persons who have a right by virtue of being heirs of the shareholder who died, shall be the only ones to be recognized by the Company as right holders to the share. A share registered in the name of two or more persons and one died, the Company shall recognize only the shareholders who are alive as the persons with rights to the share or benefits to it. Nonetheless the aforesaid shall not be construed as releasing the estate of the joint shareholder who died from all the obligations with respect to the shares.

(2)

A person who is entitled to a share by law but has yet to be registered in the register of shareholders is not entitled: (1) to receive dividends, distributions or any other money and/or property paid for said share as if he was the registered owner of the share; and (2) by virtue of said share to benefit from all rights of a shareholder regarding notices about general meetings, to be present at them or to vote in them, or class meetings, as the case warrants, of the Company or to make use of any other right of shareholders.

17.          Registration of transfer of shares

(a)	Subject to the provisions of Applicable Law, the Company shall change the registration of ownership in the register of shareholders if each of the following is present:

(1)	The Company is delivered a transfer deed of the share with the signatures of the transferor and the transferee as stated in Article 15 above, and the requirements of these Articles are satisfied;

(2)	The Company is delivered a court order to amend the register;

(3)	It is proven to the Company that the conditions in the law to assign the right have been satisfied; or

(4)	Another condition is satisfied which according to these Articles is sufficient to that the change can be registered in the register of shareholders.

(b)

The transferor of the shares shall be considered the shareholder until the registration of the share transfer in the register of shareholders in the name of the transferee in respect of the transferred share.

(c)

The Company will keep all the registration in the register of shareholders as stated in this Article 17. The Company may destroy share transfer instruments and share certificates that were cancelled after the expiration of 7 years from the date of registration of the revision in the register of shareholders, where there will be an absolute presumption that the destroyed documents as stated above were binding and valid and that the transfers, the revocations and the registrations, as warranted, were lawfully made.

Part Six: General Meetings

18.          Annual General Meetings

(a)	The Company shall convene a General Meeting of shareholders of the Company on an annual basis (the “Annual Meeting”), and no later than 15 months after the previous Annual Meeting.

(b)

The agenda at the Annual Meeting shall include matters required by the Companies Law or other Applicable Law to be deliberated upon at an annual general meeting or such other matters as shall be determined by the Board of Directors (including any matter that is scheduled for the agenda as set forth in Article 20 herein).

19.          Special General Meetings

(a)	At any time, the Board of Directors may convene a General Meeting of the Company’s shareholders other than the Annual Meeting (a “Special General Meeting”) by means of a Board resolution.

(b)	The Board of Directors shall convene a Special General Meeting upon the demand of each of the following:

(1)	Two Directors, or a quarter of the Directors then serving;

(2)	One or more shareholders of the Company holding at least the required percentage under the Companies Law.

(c)	A Board of Directors that is required to convene a Special General Meeting shall convene such Meeting in accordance with the provisions of Section 63(c) of the Companies Law.

(d)

If the Board of Directors fails to convene a Special General Meeting in accordance with Article 19(c) above, the person demanding such meeting, and if shareholders, those representing more than half of the voting rights of the demanding shareholders, may, subject to the provisions of Section 64(a) of the Companies Law, convene such Special General Meeting of their own accord ; subject to Section 64(b) of the Companies Law, reasonable expenses incurred in holding such Meeting will be borne by the Company.

(e)

Subject to Applicable Law, no flaw or defect in the convening of a General Meeting or in the management thereof shall invalidate any resolution adopted by a General Meeting, nor render defective any discussion taking place therein.

(f)

A General Meetings of the Company shall be convened at a location (whether outside or in Israel) established in the notice of the Meeting, including, subject to Applicable Law, satellite locations as described in Article 19(g).

(g)

Notwithstanding the specification of a meeting place in a notice convening a General Meeting, subject to Applicable Law, the Board or the Chairman of a General Meeting may (but shall not be obliged to): (1) make arrangements so that any persons entitled to attend a General Meeting may do so by simultaneous attendance and participation at the principal place of the Meeting and/or any number of satellite meeting place(s) anywhere in the world that the Board may establish; all shareholders present in person, by proxy or by written ballot at such satellite meeting places shall be counted in the quorum for and entitled to vote at the General Meeting in question; and that Meeting shall be duly constituted and its proceedings valid; provided that the Chairman of the General Meeting is satisfied that adequate facilities are available throughout the General Meeting to ensure that shareholders attending at all meeting places are able to: (i) participate in the business for which the Meeting has been convened, (ii) hear all persons who speak (whether by the use of microphones, loudspeakers audio-visual communications equipment or otherwise) in the principal meeting place and any satellite meeting place(s), and (iii) be heard by all other persons so present in the same way; and/or (2) take such action, give such direction or put in place such arrangements as they consider appropriate under the circumstances, including any form of communication by electronic means, to accommodate the health, safety or security of the persons attending or entitled to attend such Meeting and promote the orderly conduct of the business of the Meeting, including with regard to any health, safety or security regulations or recommendations issued by any government regulator or advisory authority applicable to the place of the Meeting and/or any satellite locations thereof, including with regard to Covid-19 or any other current or potential pandemic, endemic, epidemic or other public health concern. Nothing in these Articles shall be interpreted to preclude the holding and conducting of a General Meeting in such manner that persons who are not physically present together at the same place or places participate by electronic means. For this purpose, “electronic means” includes, without limitation, website addresses and conference call systems, and any device, system, procedure, method or other facility whatsoever providing an electronic means of attendance at and/or participation in a General Meeting, or any other means as may be determined by the Board from time to time.

(h)

Any decision of the Chairman of a General Meeting on matters of procedure or conduct of the Meeting, or matters arising incidentally from the business of a General Meeting, and any determination by the Chairman of a General Meeting as to whether a matter is of such a nature, shall, subject to Applicable Law, be final.

20.          Agenda

(a)

The agenda of a General Meeting shall be set by the Board of Directors, and shall include topics for which a Special General Meeting was demanded to be convened pursuant to Article 19, above as well as any subject that is required as set forth in Article 20(b) herein.

(b)

The General Meeting shall adopt resolutions on subjects that are specified on the agenda only. Notwithstanding the above, it is understood that the General Meeting, may, inter alia, adopt resolutions related to other subjects that were not included on the original agenda of the General Meeting with respect to matters which:

(1)	the Companies Law permits to be raised, even if they are not included on the original agenda of the general meeting; and -

(2)	in light of the circumstances under which the General Meeting is convened, the Chairman of the General Meeting believes is proper and correct to be discussed; or

(3)	is raised by a shareholder and approved by the Board of Directors in accordance with Section 66(b) of the Companies Law.

21.          Notice of a meeting

(a)	Prior notice of a General Meeting shall be given at such time and in such manner as prescribed by Applicable Law and shall include sufficient detail as required by Applicable Law.

(b)

Unless and to the extent required by Applicable Law, the Company is not required to provide a notice or invitation to a General Meeting to any shareholder or class of shareholders of the Company, whether or not such shareholders appear in the register of shareholders.

(c)	A shareholder who is interested in voting in a General Meeting shall prove to the Company his ownership of shares in accordance with the Companies Law.

(d)

Shareholders who are eligible to participate and vote in a General Meeting are those who are holders of shares at the time of the record date, as determined by the Board of Directors in accordance with Article 21(e) below.

(e)

Notwithstanding anything to the contrary, and to allow the Company to determine the shareholders entitled to: (i) receive notice of, participate in, or vote at, any General Meeting or any adjournment thereof; (ii) express consent to, or dissent from, any corporate action in writing without a meeting; (iii) receive payment of any dividend or other distribution or allotment of any rights; (iv) exercise any rights in respect of, or to take or be the subject to, any other action; or (v) any other matter which the Board may deem relevant for this purpose; the Board may fix a record date before the date of such meeting or other action, which date shall not be more than the maximum number of days permitted under the Companies Law, nor less than the minimum number of days required under the Companies Law. A determination of shareholders of record entitled to notice of, participate in or vote at a Meeting shall apply to any adjournment of the Meeting.

(f)

A General Meeting with a quorum present may decide to adjourn the Meeting, or the discussion or adoption of a particular resolution on a topic that is on the agenda, to another time or place that it determines; at the adjourned meeting no subject shall be discussed other than a subject that was on the agenda and which was not previously resolved.

If a General Meeting is adjourned for a period of over twenty-one (21) days, notices and invitations shall be delivered for the adjourned Meeting as set forth in this Article 21.

If a General Meeting is adjourned for a period that is less than twenty-one (21) days, the Company will give notice of the date and time of the adjourned Meeting as soon as possible, but no later than seventy two (72) hours prior to the time of the adjourned Meeting.

22.          Quorum

(a)	Proceedings in the General Meeting shall not commence until a quorum is present at the start of the proceedings.

(b)

The provisions of these Articles relating to General Meetings shall, mutatis mutandis, apply to any separate General Meeting of the holders of the shares of a particular class, it being clarified that the requisite quorum at any such separate General Meeting shall be two or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof) present in person or by proxy and holding not less than thirty-three and one-third percent (331∕3%) of the issued shares of such class, provided, however, that if (i) such separate General Meeting of the holders of the particular class of Shares was initiated by and convened pursuant to a resolution adopted by the Board of Directors and (ii) at the time of such meeting the Company is qualified to use the forms of a “foreign private issuer” under US securities laws, then the requisite quorum at any such separate General Meeting shall be two or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof) present in person or by proxy and holding not less than twenty-five percent (25%) of the issued shares of such class. For the purpose of determining the quorum present at such General Meeting, a proxy may be deemed to be two (2) or more Shareholders pursuant to the number of Shareholders represented by the proxy holder.

(c)

If a quorum is not present after one half hour from the time the General Meeting was designated to start, the Meeting shall be adjourned for one week, to the same day, same time and place or to a later date if specified in the invitation to the General Meeting or to another day and/or place as will be determined by the Board of Directors in a notice to shareholders who are eligible to vote.

(d)

If a quorum is not present at the adjourned meeting as set forth in Article 22(c) above, after a half hour from the time designated for its start, the meeting shall take place with any number of participants, even if the General Meeting was convened at the demand of shareholders as set forth Article 19 above.

(e)

Regarding any quorum or vote in a General Meeting, or regarding the person serving or designated to serve as Chairman of a General Meeting, words such as “presence”, “present” or “attendance” (including in the negative, such as “absence”) refer to the presence of such person himself, including by teleconference, electronic communications or other means established in accordance with Article 19(g) above, and further including through a voting instrument as set forth in Article 27 herein , or by proxy or representative as set forth in Article 26 herein.

23.          Chairman of the general meeting

(a)	The Chairman of the Board of Directors, or any other Officer appointed for such purpose, from time to time, by the Board, shall convene and serve as Chairman of each General Meeting.

(b)

If the person designated in Article 23(a) is absent from the meeting within 15 minutes from the time designated for the meeting, or if he refuses to sit as Chairman of the General Meeting, an Officer of the Company then present shall convene and serve as Chairman of the Meeting; if no such person is willing to serve as Chairman, the General Meeting may elect one of the shareholders or shareholder proxies present, to serve as Chairman of the Meeting.

(c)	The Chairman of the General Meeting shall conduct the General Meeting.

24.          Voting in the general meeting

(a)

Subject to the provisions of the Companies Law and unless established otherwise in these Articles, a shareholders’ resolution shall be considered adopted upon an affirmative vote by a regular majority of the votes of shareholders who are present at the meeting and voting on the resolution (for avoidance of doubt, without abstentions taken into account for the purposes of voting).

A shareholder shall not be entitled to vote in the General Meeting prior to paying all of the sums and calls for payment owed from him at such time to the Company for his shares in the Company.

(b)	The Chairman of the General Meeting shall not have an additional or conclusive vote.

(c)	A declaration by the Chairman of the General Meeting that a resolution was unanimously adopted, rejected, or adopted by a specific majority, shall constitute presumptive proof of its accuracy.

25.          Vote count or secret ballot

(a)

Any resolution put to a vote in a General Meeting shall be decided by counting votes, unless at least one shareholder who is present and who holds at least five percent (5%) of the voting rights in the Company, demands a secret ballot.

(b)

If a demand is made for a secret ballot, the vote will take place in a manner, time and place that the Chairman of the General Meeting shall instruct, whether immediately or after a recess or adjournment or in another manner in the Chairman’s discretion, and the results of the secret ballot shall be considered a resolution of the General Meeting in which the secret ballot was demanded. Those demanding a secret ballot may cancel the demand at any time prior to the secret ballot.

A secret ballot regarding the selection of a Chairman or adjournment of a General Meeting shall take place without delay.

(c)	A demand for a secret ballot shall not prevent the continuation of the General Meeting and discussion on any issue other than the one with respect to which the secret ballot was demanded.

26.          Vote by proxy; vote of a corporation; partners

(a)

A shareholder may vote personally or by proxy, through an instrument appointing the proxy as set forth below, or in the case of a corporation - by a representative through an instrument of appointment as set forth below. Likewise a shareholder may vote by a voting instrument, as set forth in Article 27 herein. A representative or proxy does not need to be a shareholder of the Company.

(b)

A corporation that is a shareholder of the Company may, by a resolution of its board of directors, or by act of any person or managing body competent under the bylaws of that corporation, give an instrument of appointment to a representative and empower such person whom it finds suitable to be its representative at every meeting of the Company.

A representative of the corporation as stated above shall be entitled to exercise on behalf of the corporation that he represents those powers that the corporation itself could have used if it were a shareholder of the Company who is not a corporation.

(c)

The instrument appointing a proxy shall be signed by the principal or his agent who is so authorized by a duly written instrument, and if the principal is a corporation - by the signature of the person authorized to issue an instrument of appointment for the corporation as set forth in Article 26(b) above or by the signature of an authorized signatory of the corporation. An instrument of appointment of a representative or proxy in effect for a non-specified period, shall expire following 12 months from the date of the last signature on it.

(d)

The instrument to appoint a proxy or a copy certified by an attorney or certified in another manner to the satisfaction of the Company, and confirmation of the ownership of a share, shall be deposited in the office or in another location as the Board will establish from time to time in a general manner or for a specific case, no less than twenty-four (24) hours prior to the date designated for the Meeting or the adjourned Meeting for which the instrument of proxy is written, or on a date established by the Board in its discretion, provided that it is received by the Company prior to the time set for such General Meeting or adjourned Meeting . If it is not so deposited, the instrument shall not be valid for said General Meeting or an adjourned General Meeting.

(e)

Any document appointing a proxy for a particular Meeting, or for a specific time frame, shall be written in the format below or in such other form as may be approved by the Board or a Director or Officer serving as the Chairman of the Meeting, including an instrument effected through the internet or other electronic medium, and including a form which provides for a continuing proxy until the occurrence of a date or event specified in that proxy:

I _______________ bearer of identity card no/company no./public company no. __________ of _______________________ a shareholder in Quoin Pharmaceuticals Ltd. (public company no. 52-003648-4) hereby appoint Mr./Ms. _____________________________________________ of ______________________________________ as my proxy (and in the case of a corporation - as my representative) to vote as my proxy in my name and on my behalf in a general (annual/special) meeting of the Company to be held on the ____ day of the month of __________ in the year __________ and in any adjourned meeting.

In witness whereof I hereby set my hand on this ____ day of the month of __________ in the year __________

Signature: __________

(f)

If the statement of appointment does not specify the number of shares for which it is given or it specifies a number of shares that is higher than the number of shares registered in the name of the shareholder (in the register or title certificate), the instrument of appointment shall be considered as if it were given for all of the shares registered in the name of the shareholder. If the instrument of appointment is given for a number of shares that is lower than the number of shares registered in the name of the shareholder, the shareholder shall be considered as abstaining from being present at the vote of the remainder of the shares which are registered in the name of the shareholder, and the instrument of appointment will be valid only for the number of the shares listed in it.

(g)

A vote in accordance with an instrument of appointment shall be lawful even if the instrument has a defect that is not immediately apparent and/or if prior to said vote the principal died or became legally incompetent and/or the instrument of appointment was revoked or the power of attorney by which the instrument was signed was revoked and/or the share with respect to which the instrument was given was transferred, unless a written notice was received in the Office and/or by the chairman of the General Meeting prior to the meeting of the defect, the death, disqualification, revocation or transfer.

(h)	Without derogating from the aforesaid, a shareholder holding more than one share shall be entitled to appoint more than one proxy or representative, subject to the following provisions:

(1)	Each instrument of appointment will specify the class of the shares and the number of shares for which it is given.

(2)

If the total number of shares of any class listed in the instrument of appointment is greater than the number of shares of said class registered in the name of said shareholder, the entire instrument of appointment will be null with respect to the shares of said class that was given by the shareholder.

(3)

A shareholder or proxy or representative for the vote, may vote by virtue of some of the shares that are in his possession or for which he is serving as a proxy or representative, and he may vote by virtue of these shares in one manner and by virtue of some shares in another manner.

(i)	In a vote by joint holders of a share an instrument of appointment to a proxy shall be signed by the person who is authorized to vote as set forth in Article 11(c)(1) above.

(j)

A shareholder who is incompetent may vote through his lawful guardian or another person appointed by a court, and they may vote for him through proxies or instruments of appointment as stated in these Articles.

27.          Voting instrument

(a)

A shareholder may vote in the General Meeting and in meetings of a class of shares through a voting instrument in which the shareholder will specify the manner of his vote, on resolutions on topics that the law permits voting on them through a voting instrument, and for any other subject with the Board of Directors decides that a vote in the General Meeting on a specific subject may also be adopted by way of a voting instrument.

(b)

A voting instrument in which a shareholder indicates the manner of his vote and which he completes as required, which reaches the Company by the final time established for such in the invitation to the General Meeting, shall be considered as a presence in the General Meeting for purposes of a quorum as set forth in Article 22 above and for the purpose of counting the votes.

(c)

A voting instrument that is received by the Company as set forth in Article 27(b) above, for a specific matter for which a vote was not taken in the General Meeting, shall be considered as abstaining on the vote in that General Meeting on the resolution for an adjourned Meeting pursuant to the provisions of Section 74 of the Companies Law, and it will be counted in the adjourned Meeting that will be held pursuant to the provisions of Sections 74 or 79 of the Companies Law.

28.          Minutes

(a)	The Company shall keep minutes of the proceedings (protocols) in the General Meeting, and shall keep them in the Office, for a period of at least seven years from the date of the General Meeting.

(b)

A declaration by the Chairman of the General Meeting that a resolution has been carried unanimously, or carried by a particular majority, or lost, and an entry to that effect in the minutes (protocols) of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

29.          Meetings of a class

The provisions of Articles 18-28 above shall apply, mutatis mutandis, on a meeting of shareholders of a class of shares, insofar as the Company must hold them.

29A.       Saving Provisions

Notwithstanding anything else to the contrary in these Articles, should the Companies Law or other Applicable Law afford or allow any greater degree of discretion, flexibility or dispensation to the Company, the Board of Directors, the Chairman of the Board of Directors, the Chairman of the General Meeting and/or a Board resolution convening a General Meeting regarding any matter described in Articles 18-29 (as the case may be), whether such discretion, flexibility or dispensation apply by virtue of any law, regulation or any derogation therefrom, then to the greatest extent afforded by Applicable Law, the Board of Directors may elect to utilize or make available such discretion, flexibility or dispensation.

Part Seven: The Board of Directors

30.         Members of the Board

(a)

The number of Directors in the Company, shall be determined from time to time by a resolution of the annual general meeting, provided that the number of Directors (including External Directors, if any are appointed) shall not be less than five (5) Directors and no more than eight (8) Directors.

(b)

The Directors (other than External Directors, if any are appointed), until their maximum number as set forth in subsection (a) above, shall be elected by a resolution of the General Meeting, and each Director shall function in his capacity until his office is vacated or another Director is chosen in his stead. A member of the Board whose term of office has ended may be reelected.

(c)	The Board may, in its discretion but subject to Applicable Law, determine from time to time any number of Directors who must possess accounting and/or financial expertise.

(d)	The office of a Director shall begin from the date of his appointment, or a later date if the resolution of his appointment so provides.

(e)

The Board of Directors is entitled at any time and from time to time to appoint any person as a Director, provided that the number of Directors does not exceed at any time the maximum number as specified above. A Director who is so appointed, shall serve insofar as his office is not vacated in accordance with the provisions of Article 35 herein.

(f)

The Company will maintain in the Office a register of Directors and their alternates, if they have alternates pursuant to the provisions of Article 34 herein, which will be open for inspection by any person.

(g)

Subject to the provisions of the Companies Law, all the activities and resolutions of the Board, a committee of the Board or a Director who is acting by virtue of his office, as well as any act that is taken according to their instructions, shall be valid, even if it is discovered afterwards that there was a defect in the appointment of a Director/Directors or if all or one of them were unfit from serving as Directors, as if each of them was appointed lawfully and as if they all had the necessary qualifications to be a member of the Board or committee.

31.          Restrictions on the appointment of Directors

(a)

A candidate for Director must disclose to the Company if he was convicted of an offense as described below, and five years have not yet passed since the conviction was issued or - in respect of sub Article (3) herein - the period that was established by the court according to that sub Article:

(1)	Offenses according to Sections 290 to 297, 392, 415, 418 to 420 and 422 to 428, of the Penal Law, 5737-1977, and according to Sections 52c, 52d, 53(a) and 54 of the Securities Law;

(2)	A conviction in a foreign court for the offenses of bribery, fraud, corporate administrative offenses or insider trading; or

(3)

A conviction for another offense which the court holds that due to its nature, severity or circumstances, he is not fit to serve as a director in a public company, for the period that the court determines which shall not exceed five years from the date of the judgment.

(b)

A candidate for Director in the Company will disclose if the administrative enforcement board imposed on him any enforcement measures that prevent him from serving as a director of a public company or a private company which is a bonds company, and the period established by the administrative enforcement board in its decision has not yet passed.

(c)

A person convicted by a judgment of an offense enumerated in Article 31(a) above shall not be appointed as a Director, unless the period stated in said Article expired (unless a court establishes otherwise as stated in Section 226(b) of the Companies Law), and a person shall not be appointed as Director if the administrative enforcement board imposed on him enforcement measures prohibiting him from serving as a Director in a company, for a period determined by such board.

(d)	A Director shall not be appointed if he is a minor, legally incompetent, or declared bankrupt so long as he has not been absolved.

(e)	A candidate for Director who is one of the above in sub-Article (d) shall disclose this to the Company.

32.          External Directors

(a)

External Directors, if and to the extent any are appointed, will satisfy the conditions for External Directors as set forth in the Companies Law and may be appointed only by a General Meeting in accordance with the relevant provisions of the Companies Law.

(b)

If and to the extent External Directors are appointed in accordance with Article 32(a) above, at least one such External Director shall serve in each committee that is entitled to exercise any of the authorities of the Board.

(c)

The terms of office of an External Director, if any are appointed in accordance with Article 32(a), shall be three years, which may be extended to a maximum of two additional terms of three years each.

(d)

An External Director, if any is serving as such after being duly appointed in accordance with Article 32(a), shall not be removed, and his term of office shall not be truncated, other than according to the provisions of the Companies Law relevant to the removal of an External Director.

(e)

In the event the Board of Directors elects, in accordance with Israel’s Companies Regulations (Relief for Companies Traded on a Stock Exchange Outside of Israel), 5760-2000, or any successor regulations, to opt out from the requirement of the Companies Law to appoint External Directors, then, for so long as such election of the Board of Directors remains in effect, all references to External Directors in these Articles shall be disregarded.

33.          Revoked.

34.          Alternate director

(a)

Subject to the provisions of the Companies Law, each Director may appoint another person capable of being appointed Director as an alternate director and may revoke that person’s appointment at any time.

(b)

An appointment of an alternate director and the revocation of his appointment shall be done by written notice to the Company by the appointing Director or in another manner as decided by the Board of Directors. The appointment will enter into effect upon receipt of the notice by the Board of Directors or the Chairman of the Board, or a later date if stated in the notice.

(c)	An alternate director shall be directly liable to the Company, and shall have the same duties, responsibilities, and obligations to the Company as a Director.

(d)

The appointment of an alternate director shall not negate the liability of the Director for whom he is serving as alternate. The liability of the appointing Director shall continue apply notwithstanding the alternate directors assumption of any duty or authority, taking into account the circumstances of the situation, including the appointment of the alternate director and the terms of his office.

(e)	The alternate director shall have all the authorities belonging to the Director for whom is serving as the alternate.

(f)	An alternate director shall not be entitled to participate and vote in a meeting of the Board in which the Director who appointed him participates.

(g)

An alternate director who is a currently serving Director may not be appointed an alternate to another member of the Board of Directors, but may be appointed as an alternate director for a Director in his capacity of membership in a Board committee, provided that such candidate for alternate director is not a member of that committee and provided further that if he is an alternate director for an External Director (if and to the extent an External Director is appointed in accordance with Article 32(a)), that candidate must himself be a duly appointed External Director with Accounting and Financial Expertise or with Professional Ability as those terms are defined under the Companies Law, in accordance with the qualifications of the External Director for whom he is serving as an alternate.

(h)	The office of an alternate director or an attorney shall be vacated:

(1)	Automatically if the office of the Director, for whom he is serving as the alternate, is vacated for any reason;

(2)

If the alternate director experiences any of the instances enumerated in Article 35 herein or if for another reason established in the Companies Law he is not fit to serve as a Director or an alternate director; or

(3)	His appointment as an alternate director is cancelled by the person who so appointed him.

35.          Dismissal of a Director

(a)	The office of Director shall be automatically vacated upon the occurrence of each of the following instances:

(1)	Upon his death;

(2)	He is found to be legally or mentally incompetent or mentally ill.

(3)	He is declared to be bankrupt;

(4)	If he resigns by written notice to the Company as stated in Article 35(b) herein;

(5)	If he is dismissed by a resolution of the General Meeting as set forth in Article 35(c) herein or is dismissed as stated in Article 35(d) herein;

(6)	On the date of the issuance of the notice of a conviction for an offense as set forth in Article 35(e) herein;

(7)	According to a decision by a court pursuant to the provisions of Section 233 of the Companies Law;

(8)

On the date of the notice about the imposition of enforcement measures by an administrative enforcement board prohibiting him to serve as director of a public company or in the Company, as set forth in Section 232(a) of the Companies Law; or

(9)	A condition needed pursuant to the Companies Law no longer exists in regard to the Director in order for him to serve as Director or a cause for the expiration of his term as Director exists.

(b)

A Director or an alternate director may resign by delivery of written notice to the Board of Directors, the Chairman of the Board or the Company and his resignation shall enter into effect on the date the notice is delivered, unless another date is specified in the notice. A Director or alternate director shall state the reasons for his resignation.

A notice received of the resignation of a Director or an alternate director, shall be brought before the Board and the minutes of the first meeting convened after the resignation, shall record the fact of the resignation and the reasons given for it.

(c)	The General Meeting may at any time dismiss a Director, by a resolution, provided that the Director is given a reasonable opportunity to bring his position before the General Meeting.

(d)

If the Company becomes aware that a Director or an alternate director was appointed contrary to the provisions of Article 31(d) above (namely, Section 227(a) of the Companies Law) or contrary to the provisions of Article 31(c) above (namely, Sections 226(a) and (al) and 226A of the Companies Law), or that the Director violated the provisions of Article 31(a) above (namely, Section 225 of the Companies Law), Article 31(e) above (namely, Section 227(b) of the Companies Law), or the provisions of Article 35(e) herein (namely, Section 232 of the Companies Law), the Board must decide in the meeting of the Board convened right after it becomes aware of such, to end the service of said Director, if it finds that the stated conditions are present, and from the date of the resolution, the service shall expire.

(e)

A Director who is convicted of an offense as stated in Article 31(a) above shall notify the Company of such and his service will end on the date of the delivery of the notice, and he may not be re-appointed as a Director, unless the period in which the Director may not serve has expired, as stated in Article 31(c) above (namely, Sections 226(a) and 226(a1) of the Companies Law). If the administrative enforcement board decides to impose on a person enforcement measures which prohibit him to serve as director in any public company or the Company, he will notify the Company and his term will expire on the date of the delivery of the notice, and he may not be reappointed as a Director, unless the period of the prohibition has expired as set forth in Article 31(c) above (namely, Section 226(a) of the Companies Law).

(f)

A Director (including an External Director, if appointed as such) who no longer meets a requirements pursuant to the Companies Law in order to serve as a Director (including those of an External Director, if appointed as such) or if a reason for his service as Director to expire exists, will notify of such immediately to the Company, and his service shall expire on the date of the delivery of said notice.

(g)

A Director who violates the duty of disclosure pursuant to Article 31(a) above (namely, Section 225 of the Companies Law), Article 31(f) above (namely, Sections 227(a) and 245(a) of the Companies Law), Article 31(e) above (namely, Section 227(b) of the Companies Law), or Article 35(e) above (namely, Sections 232 and 232A of the Companies Law), shall be considered as someone who violated his fiduciary duty to the Company.

36.          Authorities of the Board of Directors

(a)	The Board shall delineate the policy of the Company and supervise the performance of the CEO and his activities, including the authorities listed in Section 92(a) of the Companies Law.

(b)	The authorities of the Board of Directors pursuant to Article 36(a) above may not be delegated to the CEO other than as set forth in Article 10(b) above.

(c)	Without derogating from, restricting or reducing any specific or general authority conferred on the Board of Directors pursuant to Article 36(a) above or any other authority conferred on it by these Articles or by Applicable Law, the Board of Directors shall have the following additional authorities:

(1)

To appoint a person or persons (incorporated or otherwise), to receive and hold in trust for the Company any property belonging to the Company or in which the Company has an interest, or for any other purpose, and to do or perform any activity, act or things needed with respect to any such trust, and to act to pay the salaries of the trustee or trustees;

(2)

To establish the authorized signatories of the Company for bills of exchange, promissory notes, receipts, endorsements, checks, dividend certificates, releases, contracts and other documents of any kind;

(3)

To appoint, and in its discretion, to remove or suspend a CEO, manager, secretary, clerk, employee or agent, whether if they are employed on a permanent or interim basis or for special services, as the Board of Directors sees fit from time to time, and to define their authorities and obligations and to set their salaries and wages and to demand guarantees, in the cases and in the amounts that the Board deems fit;

(4)

To establish local management for the management of any of the businesses of the Company in a specific place in Israel or abroad, and to appoint any persons to be local managers and to determine their wages or to dismiss any of these people from their service, and from time to time and at any time delegate to any person who is so appointed any powers or authorities or discretion that is conferred at such time on the Board, and to authorize the members at that time in any local management, to fill any vacancy in it and to act notwithstanding the vacancies;

Any such appointment or delegation may be done under the same terms and subject to the same conditions that the Board deems proper in accordance with the Companies Law, and the Board may at any time cancel any appointment or delegation or change them. The Board may authorize the persons to whom powers, authorities or discretion were delegated and which are conferred on them at such time, to delegate them, all of some, with a secondary delegation;

(5)

Subject to the provisions of Applicable Law, to appoint by power of attorney any person or persons to be the attorney or attorneys of the Company for the purposes and with the powers, authorities and discretion (which shall not exceed those given or conferred for use by the Board according to these Articles or by law) for a period of time and subject to the same terms as the Board deems proper from time to time, and any such appointment may be given (if the Board sees fit to do so) to any local manager, or any company or its members, its directors, agents or managers of any company or firm or a person who is established by any company or firm. Any such power of attorney may contain in it authorities for the protection or convenience of persons who come into contact with these attorneys as the Board deems fit;

(6)

To open, manage, defend, compromise, or neglect any legal proceedings on behalf of or against the Company or against its officials or related in another manner to its affairs and to compromise or extend the time for payment or defrayal of any debt owed or actions or demands by the Company or against it;

(7)	To deliver for arbitration any action or demand of the Company or against it;

(8)

To appoint on behalf of the Company an attorney or attorneys in Israel or abroad to represent the Company before any court, legal and quasi legal bodies, government offices or bodies, municipal or otherwise in Israel or abroad and to confer on such attorney the authorities that the Board feels proper to give, including the authority to delegate his authorities, in whole or in part, to another or others;

(9)

Subject to the provisions of the Companies Law (including Section 113 of thereof) and these Articles, to delegate to any person, firm, Company or group of persons as stated, the powers, authorities and discretion conferred on the Board of Directors;

(10)	The Board is entitled to exercise any authority of the Company which was not conferred by law or these Articles to another organ of the Company.

37.          Assumption of authorities of the Board

(a)

The General Meeting may assume authorities given to the Board for a specific matter, or for a specific time frame, that does not exceed the time required under the circumstances. The assumption of authorities shall be done upon the adoption of a shareholders’ resolution to such effect in the General Meeting.

(b)

If the Board cannot exercise its authorities and the exercise of any of its authorities is essential for the proper management of the Company, the General Meeting may exercise it in its stead, so long as the Board is prevented from doing so, provided that the General Meeting establishes that in fact the Board cannot do so and that the exercise of the authority is essential as stated.

(c)

If the General Meeting assumes authorities conferred by law on the Board, the shareholders shall have the rights, duties and liability applicable to the Directors for the matter of the exercise of those authorities, mutatis mutandis, and, the provisions of chapters three, four and five of the Sixth Part of the Companies Law shall apply to them, taking into account their holdings in the Company, their participation in the Meeting and the manner of their vote.

38.          The rights of a Director

Subject to Applicable Law and the issuance of the required approvals, a Director shall not be disqualified, because of his office, from holding another office in the Company or in any other company in which the Company is a shareholder, or in which it has another benefit or from entering into a contract with the Company, whether as a vendor or buyer or in another manner.

39.          Chairman of the Board

(a)

The Board of Directors will choose, dismiss, with a normal majority of votes, one of the members of the Board to serve as Chairman of the Board, and the provisions in Articles 39(b)-(f) below will apply to him.

(b)

The term of service of the Chairman of the Board shall be until a resolution of the Board of the termination of his service and appointment of another Chairman in his stead. However, it is understood, that an outgoing Chairman may be re-appointed as Chairman.

(c)

If the service of a Director is vacated for one of the instances listed in these Articles and said Director is the Chairman of the Board, his appointment as Chairman shall automatically expire, and another Chairman shall be chosen in his stead.

(d)	The Chairman of the Board shall set the agenda as set forth in Article 41 herein and will preside over the meetings of the Board.

(e)

If the Chairman of the Board of Directors is absent from a meeting 15 minutes from the designated time for the meeting or if he is unwilling to preside over the meeting, the Board of Directors shall elect one of its members to preside over the meeting and sign the minutes of the meeting. The Chairman of the Board in such instance shall not have an extra or casting vote in any vote by the Board of Directors in the event of a tie vote.

(f)

The Chairman of the Board may serve as the CEO of the Company or exercise his authorities for periods that do not exceed three years each from the date of the resolution, subject to and in accordance with the provisions of Section 121(c) of the Companies Law.

40.          Convening a meeting of the Board

(a)	The Board of Directors will convene for meetings pursuant to the needs of the Company and at least once every three months.

(b)	The Board will be convened according to one of the following methods:

(1)	The Chairman is entitled to convene a meeting at any time.

(2)	In the following instances, the Chairman of the Board will convene the Board without delay:

1.	A notice or report by the CEO to the Chairman of the Board about any irregular matter that is material to the Company that requires an act by the Board; and

2.	Notice by the Auditor of the Company to the Chairman of the Board that he became aware during its Audit Activity of material deficiencies in the accounting audit of the Company.

(3)

The Chairman of the Board will convene the Board, at the demand of: (i) any two Directors at any time, (ii) a single Director at any time, if at such time the number of Directors in office is five (5) or less, (iii) any Director who at any time becomes aware of a matter of the Company in which there may be an apparent violation of law or a material flaw in proper corporate governance, in which case that Director shall inform the Chairman or the Board of such, and the Chairman or the Board once so informed shall act without delay to convene a meeting of the Board.

(c)

If a meeting of the Board is not convened within seven days from the date of the notice or report by the CEO or the Auditor as stated in Article 40(b)(2) above or from the date of the demand as set forth in Article 40(b)(2) above, each of those listed above, may convene a meeting of the Board to discuss the subject specified in the demand, notice or report, as the case warrants, within at least two business days prior to the date of the meeting.

(d)

The Board (including any committee of the Board) may hold meetings through the use of any communications devices or other electronic devices, provided that all the Directors participating can hear each other simultaneously and all members of the Board or the Board committee participating by such means shall be considered “present” and have “participated” at such meeting, including with regards to establishing a quorum and voting.

(e)

The Board may adopt resolutions even without an actual meeting (such as in writing, fax or email), provided that all the directors who are entitled to participate in the meeting and vote on the matter brought for a resolution agree to do so.

(f)

Resolutions adopted in the manner specified in subsection (e), shall be formalized in a protocol, including the resolution not to convene a meeting, and the protocol shall be signed by the Chairman of the Board.

(g)

Subject to the provisions of Applicable Law, the Company may enter into any contract or otherwise transact any business with any Officer in which contract or business such Officer has a personal interest, directly or indirectly and may enter into any contract or otherwise transact any business with any third party in which contract or business an Officer has a personal interest, directly or indirectly.

41.           Agenda

The agenda of Board meetings shall be set by the Chairman of the Board and shall include:

(a)	Subjects set by the Chairman of the Board;

(b)	Subjects that were set as set forth in Article 40 above;

(c)	Any subject regarding which a Director, or the CEO submits a written request to the Chairman of the Board, a reasonable time prior to the meeting; and

(d)

A subject in connection with a substantial flaw detected by the Auditor in the course of an Audit Activity, as described by the Auditor in writing to the Chairman of the Board, a reasonable time prior to the meeting.

42.          Notice of a meeting of the Board of Directors

(a)

Notice of a meeting of the Board shall be delivered to all the Directors at least seventy-two (72) hours prior to the date designated for the meeting, unless all the Directors gave prior written consent to convene the meeting within a shorter time frame, or in urgent cases - and with the consent of a majority of the Directors - even without such notice.

(b)

Notice pursuant to Article 42(a) above shall be delivered to the address of the Director (including e-mail address) that was previously delivered to the Company by the Director in writing and which shall state the date of the meeting and the location, and a reasonable description of all the subjects on the agenda. It is understood that the dispatch of such notice covers the liability of the Company and the Director is solely responsible to update the Company about a change of his address for the purpose of the sending of such notices. A change of address of the Director shall be done by him in writing provided that it is delivered a reasonable time prior to the date designated for a meeting of the Board of Directors.

43.          Quorum

(a)

A quorum for discussion in meetings of the Board shall be the presence of half of the Directors who serve at the time of the meeting, on their own or through alternates. The quorum shall be established at the start of each meeting of the Board and shall constitute a quorum for the entire duration of the meeting, for all the resolutions that are on the agenda, even in the case or cases where a quorum is not present during the continuation of the meeting.

(b)

If a half hour passes from the time designated for the start of the meeting of the Board and a quorum is not present, the meeting shall be adjourned for twenty four (24) hours exactly (after the original time designated for the meeting) or to another time set by the Chairman of the Board (but in any case no earlier than twenty four (24) hours). The quorum at an adjourned meeting shall be the presence of at least two Directors, who are serving at the time of the meeting, on their own or through an alternate. If the Board cannot act due to the absence of a quorum at the adjourned meeting, the General Meeting may exercise the authorities of the Board for the purpose/s for which the meeting of the Board was convened and the provisions of Article 37 above will apply.

(c)	Each duly convened meeting of the Board of Directors, in which a quorum is present, shall have all the authorities, powers and discretions given at such time in accordance with the provisions of these Articles to the Board of Directors or those exercised by it in general.

(d)

If a specific member is not appointed to the Board or if the office of a Director is vacated, the remaining Directors may operate for all matters, so long as their number is not less than the minimum fixed in Article 30(a) above. If the number is less than the minimum, they may not exercise their authorities according to these Articles, except to convene a General Meeting with an agenda to appoint additional Directors or to establish a lower minimum of Directors or to appoint additional Directors themselves. The General Meeting may decide not to approve acts of the Directors when their number falls below the minimum number and to exercise on its own the authorities of the Board, until the number of Directors again reaches the minimum as set forth in Article 30(a) above.

44.          Voting on the Board

(a)	Each Director shall have one vote in each vote on a resolution.

(b)	Resolutions of the Board shall be adopted by a regular majority of those present participating in the vote.

(c)	If the votes are tied in a Board meeting, the proposed resolution shall be considered as rejected.

(d)

A Director (or alternate director) is entitled to vote by physical presence or by means of communication or other electronic means where the Directors who are participating can hear or see each other simultaneously.

45.          Minutes of a meeting of the Board

(a)

The Company will keep minutes of the proceedings in meetings of the Board and its committees and will keep them and the resolutions adopted in writing in lieu of actual meetings of the Board, in the Office for a period of seven years from the date of the meeting or adoption of the resolution, as the case warrants.

(b)	Minutes approved and signed by the Director who presided over the meeting, shall serve as prima facie proof of its contents.

(c)

An announcement by the Chairman of the Board, that a resolution was adopted unanimously or by a specific majority, or was rejected and a notation recorded in this matter in the minutes of the meeting of the Board, shall serve as conclusive evidence of the authenticity of its contents, and it is not necessary to prove how many votes there were or how many were for or against the resolution.

46.         Defects in the convening of a meeting

(a)

A resolution adopted in a meeting of the Board that was convened without the prior conditions satisfied for its convening (hereinafter - “Defect in the Convening”) may be revoked at the demand of each of the following:

(1)	A Director who was present at the meeting, provided that he demanded that a resolution for which the defect was present not be adopted, prior to the adoption of the resolution; or

(2)

A Director who was entitled to be invited to a meeting but was not present, within a reasonable time after he was informed about the adoption of the resolution and no later than the first Board meeting that was held after he was informed of the resolution;

It is understood that if there was a Defect in the Convening of the meeting related to the notice about the location of the meeting or its time, a Director who came to the meeting may not, notwithstanding such defect, demand the revocation of the resolution.

(b)

The provisions of Article 46(a) above shall not impair from the validity of an act done for the Company which was retroactively approved by the Board or if the party with whom the act was done did not know or could not have known about the irregularity or lack of authorization.

47.         Committees of the Board

(a)

Subject to the provisions of Section 112 of the Companies Law which prohibits the delegation of authorities and the provisions of these Articles (including Article 44(d) above), the Board may establish committees of the Board, provided that only members of the Board are appointed to such committees (hereinafter: “Board Committee”) and delegate all or some of its authorities to a Board Committee. The Board may from time to time cancel the delegation of said authority,

Each Board Committee that is so established must, when exercising its authorities, comply with all the regulations that are established by the Board of Directors.

(b)

A Board Committee will report to the Board on a regular basis about its decisions or recommendations. Decisions or recommendations of a Board Committee which requires the approval of the Board, will be brought to the attention of the Directors a reasonable time prior to the deliberations on the Board.

(c)

The meetings of a Board Committee and its management shall be in accordance with the provisions of procedures and management of meetings of the Board, as set forth in the provisions of these Articles, mutatis mutandis, so long as they are appropriate and if they do not replace the instructions that are given by the Board in accordance with this Article.

(d)

A committee of the Board with a mandate to provide counsel or recommendations to the Board may include among its membership a person who is not a member of the Board who shall act on such committee and be invited to and participate in its meetings solely in an advisory and/or consulting capacity.

(e)

A resolution that is adopted or an act that is done by a Board Committee, according to an authority that was delegated to it from the authorities of the Board, shall be the same as a resolution adopted or an act that was done by the Board. However, the Board may revoke any decision of a Board Committee that it appointed, but such cancellation shall not harm the validity of a decision of a committee where the Company acted in accordance therewith in relation to another person who was not aware of the revocation.

Part Eight: Audit Committee

48.         Appointment of an audit committee

(a)

The Board of the Company shall appoint among its members an audit committee. The number of members of the audit committee shall be determined by the Board, from time to time provided that it shall not be less than three members, and further provided that all External Directors, if and to the extent any are appointed in accordance with the relevant provisions of the Companies Law, will be members of the committee. The Chairman of the Board and any Director who is employed by a person exercising Control over the Company (“a Controlling Shareholder”) or by a corporation under the control of a Controlling Shareholder, or a Director who provides services, on a regular basis, to a Controlling Shareholder or to a corporation under the Control of a Controlling Shareholder, as well as a Director whose main income is dependent upon the Controlling Shareholder, shall not be members of the audit committee. Likewise, a Controlling Shareholder or a Relative thereof shall not be members of the audit committee.

(b)

The audit committee shall choose one of its members, who will be an External Director, if and to the extent there are any External Directors serving on the Board, to serve as Chairman of the audit committee, by a resolution adopted by a regular majority of the audit committee present at such meeting.

(c)

The term of office of the Chairman of the audit committee shall be until a resolution of the audit committee about the termination of his term and the appointment of a Chairman for the audit committee in his stead. However, it is understood that a Chairman of the audit committee who ended his term of service may be reappointed.

49.         Audit committee

(a)	The audit committee shall carry out those functions described in Section 117 of the Companies Law.

(b)

The Internal Auditor of the Company shall receive notices of meetings of the audit committee and may participate in such meetings. The Internal Auditor may ask the Chairman of the audit committee to convene the committee to discuss a subject that he describes in his request, and the Chairman of the audit committee will convene the meeting within a reasonable time from the request, if he sees a reason to do so.

(c)

A notice of a meeting of the audit committee, in which a subject related to the audit of the financial statements is raised, shall be delivered to the Internal Auditor who is entitled to participate in it.

(d)

Subject to the provisions of the Companies Law, the procedures of the meetings and activities of the audit committee and its management shall be in accordance with the provisions of the procedures and management of meetings of the Board of Directors, as described in these Articles, mutatis mutandis, insofar as they are appropriate and insofar as they do not replace instructions given by the Board pursuant to this Article.

Part Nine: Exemption, indemnification and liability insurance

50.         Exemption and indemnification

(a)

Exculpation: The Company may exempt in advance an Officer from his liability, in whole or in part, for damage due to a breach of the duty of care to the Company, other than a breach of the duty of care in a Distribution.

(b)

Indemnification. The Company may indemnify an Officer, in whole or in part, for any or all of the liabilities or expenses as described in paragraphs (1)-(6) below, imposed on him pursuant to an act or omission committed in such Officer's capacity as an Officer of the Company:

(1)	A financial liability imposed on him in favor of another person by a court judgment, including a judgment affirming a settlement or an arbitration award that is ratified by a court;

(2)

Reasonable litigation costs, including legal fees, expended by the Officer following an investigation or proceeding that was conducted against him by an authority authorized to carry out such investigation or proceeding, provided that such investigation or proceeding concluded either: (i) without any indictment filed against him and without any financial liability imposed on him in lieu of a criminal proceeding; or (ii) without any indictment filed against him but with a financial liability imposed in lieu of a criminal proceeding regarding an offense that does not require proof of criminal intent; or (iii) with a non-criminal financial sanction;

In this context, the terms “conclusion of a proceeding without filing an indictment in a matter in which a criminal investigation was opened” and – “a financial liability in lieu of a criminal proceeding” or similar terms of different wording, shall be interpreted in accordance with the specific meanings ascribed to those terms by Section 260(a)(la) and Section 260(a)(1) of the Companies Law, respectively;

(3)

Reasonable litigation costs, including legal fees that the Officer incurred or which he was charged to pay by a court, in a proceeding filed against him by the Company or on its behalf or by another person, or in a criminal indictment for which he was acquitted, or an indictment for which he was convicted of a crime that does not require proof of criminal intent;

(4)	Costs, including reasonable litigation costs including attorneys' fees, expended by the Officer in connection with an administrative enforcement proceeding that conducted in his regard.

For this purpose “an administrative enforcement proceeding” – means a proceeding pursuant to Parts 8(3) (Imposition of Financial Sanctions by the Securities Authority), 8(4) (Imposition of Administrative Enforcement Measures by the Administrative Enforcement Committee), or 9(1) (Arrangement to Prevent the Commencement of Proceedings or to Halt Proceedings that is Predicated on Conditions) of the Securities Law and a proceeding according to Section D of Chapter Four in Part Nine of the Companies Law and subject to any other relevant Applicable Law, any similar proceeding to these, by whatever name it is called.

(5)	Payment to a person injured by a violation as stated in Section 52BBB(a)(l)(a) of the Securities Law.

(6)	Any liability or expense resulting from any other act or omission committed in his capacity as an Officer of the Company, for which indemnification can be made under Applicable Law.

(7)

Without derogating from the generality of the foregoing, expenses paid by the Officer in connection with a proceeding conducted under the Economic Competition Law, 5748-1988, including reasonable legal expenses.

(c)

The Company may provide an undertaking to indemnify an Officer, subject to the relevant provisions of Applicable Law (an “Indemnity Undertaking”). An Indemnity Undertaking can be given regarding either or both of the following circumstances:

(1)

as described in Article 50(b)(1) above, provided that the Indemnity Undertaking is limited to: (i) events which the Board deems foreseeable in light of the Company's actual activities at the time of giving the Indemnity Undertaking, and (ii) an amount or criteria which the Board has determined to be reasonable under the circumstances, and further provided that the Indemnity Undertaking mentions: (x) those events which the Board regards as foreseeable in light of the Company's actual activities at the time the Indemnity Undertaking is given, and (y) the amount or criteria which the Board has determined to be reasonable under the circumstances; or

(2)	as described in Articles 50(b)(2)-(6) above.

(d)	The Company may indemnify any Officer after the fact, in whole in part, as the Company may, by way of shareholders’ resolution, decide.

(e)

The Company may make an undertaking to any Company employee, including an Officer who is not a Director of the Company, who serves or has served as the Companies' representative or by the Company's request as director of another company in which the Company holds shares, directly or indirectly (a “Director of Another Company”), to indemnify him for any liability or expense enumerated in Article 50(b) above, that may be incurred pursuant to an act or omission committed by him in his capacity as the Director of Another Company, provided that such undertaking is limited to the types of events which the Board deems foreseeable at the time of giving such indemnity, and to an amount which the Board has determined to be reasonable under the circumstances.

(f)

Without derogating from the generality of Article 50(e) above, the Company may indemnify a Director of Another Company after the fact, for any liability or expense listed in Article 50(b) above, that was incurred pursuant to an act or omission committed by him in his capacity as the Director of Another Company.

51.         Liability insurance

(a)

The Company may enter into a contract for liability insurance for an Officer for reasonable legal expenses and/or a liability imposed on that Officer for an act or omission taken by virtue of his being an Officer of the Company, any subsidiary of the Company or any Affiliate of the Company, for any or all of the following:

(1)	A breach of the duty of care towards the Company or another person;

(2)	Breach of a fiduciary duty towards the Company provided that the Officer acted in good faith and had reasonable grounds to assume that the such act or omission would not harm the Company’s interests;

(3)	A monetary obligation that is imposed on him in favor of another person;

(4)

A payment to a person injured by a violation of Section 52BBB(a)(1)(a) of the Securities Law, or any expense incurred by the Officer regarding an administrative enforcement proceeding (as defined in Article 50(b) above);

(5)	Any expense incurred by the Officer in connection with a proceeding in his regard under the Economic Competition Law 5748-1988, including reasonable legal costs including attorneys' fees;

(6)

Any other matter or liability which may be insured by law, and to the extent such law may require the inclusion of a provision of these Articles specifically permitting such insurance in these Articles, such provision is deemed to be included and incorporated herein by way of reference;

(b)	In any case where the insurance contract as aforementioned in Article 51(a) above will also cover the Company, the Officer shall take precedence over the Company in receiving insurance compensation.

(c)	Nothing in Article 50 above or in this Article 51 shall be interpreted so as to limit the Company in any matter of exculpation, indemnity or insurance:

(1)	in connection with a person who is not an Officer of the Company or Director of Another Company, including, without derogating the generality of the foregoing, any employee or consultant; or

(2)	in connection with an Officer of the Company or Director of Another Company, insofar as such exculpation, indemnification is not proscribed by law.

(d)	The provisions of Articles above and this Article 51 shall apply to an alternate director, mutatis mutandis.

Part Ten: General Manager (Chief Executive Officer)

52.         The Chief Executive Officer

(a)

A CEO of the Company will be appointed and dismissed in accordance with a resolution adopted by the Board of Directors of the Company, and the Board may appoint more than one CEO, for a fixed period of time or without any time limitation, and it may from time to time dismiss or release him or them from their office and appoint another or others in his or their stead.

(b)

Subject to the provisions of an employment agreement between the CEO and the Company and subject to Applicable Law, the CEO is responsible for the ongoing management of the affairs of the Company as part of the policy set by the Board and subject to its instructions and he shall be supervised by and report to the Board.

(c)

Subject to the provisions of the agreement between the CEO and the Company, the CEO will have all the authorities of management and implementation that were not conferred by law or these Articles to another organ of the Company.

(d)

Subject to the provisions of Applicable Law, the Board of Directors may from time to time confer upon or delegate to the CEO, any of the authorities conferred upon the Board by virtue of Article 36(c) above, as it deems fit to manage the ordinary business of the Company and it may confer authorities for a period of time, and for certain purposes and needs for those times and under such conditions and restrictions as it deems fit. Nothing in this Article 52(d) or in Article 36(c) shall be interpreted to derogate from an authority which the CEO would otherwise have possessed.

(e)

The CEO must notify the Chairman of the Board of Directors about any irregular matter that is material to the Company; if the Company does not have a Chairman of the Board or if the Chairman of the Board is prevented from serving in such capacity, the CEO will notify all the Directors.

(f)

Any Officer of the Company, other than Directors and the CEO or [chief operating officer] (namely, a chief business manager, CFO, deputy to the CEO or vice-CEO, in-house legal advisor, any person fulfilling such role in the Company even if his title is different, or any other manager or officer subject directly to the CEO) may be appointed and dismissed by the CEO, subject to the provisions of the Companies Law dealing with the approval of the terms of service and employment of an Officer.

53.         Delegation and qualification of the CEO’s authorities

The CEO may, with the Board's approval, delegate some of his authorities to another person who reports directly to the CEO. The Board of Directors may instruct the CEO how to act regarding any specific matter; if the CEO does not fulfil such instructions and/or if the CEO is prevented, for any reasons, from exercising his authorities, in whole or in part, the Board of Directors may exercise those authorities in his stead.

Part Eleven: Management of the Company

54.         Registered office

(a)

The Company will maintain an Office in Israel, to which any notice to the Company can be sent. Without derogating from the provisions of any law, the Company will keep in its Office documents as set forth in Section 124 of the Companies Law.

(b)	Delivery of a document to the Company shall be to the Office as it is registered with the Companies Registrar, and shall be considered delivered upon the delivery of such document to such Office.

(c)	A person who is entitled to inspect documents, is entitled to receive a copy of them, for a fee that the Board or the CEO establishes.

55.         Register of shareholders and register of material shareholders

(a)	The Company shall keep a register of shareholders and a register of material shareholders and will update the changes to them as soon as possible after it becomes aware of them.

(b)	The register of shareholders and the material shareholder register shall be open for inspection by any person.

(c)	The details enumerated in Section 130(a) of the Companies Law shall be recorded in the register of shareholders.

(d)	The material shareholder register shall contain reports that the Company received pursuant to Applicable Law about the holdings of the material shareholders in Company shares.

(e)	The Company will keep all the records that are recorded in the register of shareholders as set forth in Article 55(c) above.

(f)	The register of shareholders will be prima facie proof of the contents recorded in it.

(g)	In the case of a contradiction between the register of shareholders and a share certificate, the register of shareholders shall have more evidentiary value than that of the share certificate.

56.         Auditor

(a)	The Company will appoint an Auditor who will audit the annual financial statements of the Company and give his opinion about them (hereinafter: “Audit Activity”).

(b)

An Auditor will be appointed at each Annual General Meeting and shall serve in his capacity until the end of the following Annual General Meeting; however, the General Meeting may appoint an Auditor who will serve in his position for a longer period of time, that shall not be longer than the end of the third Annual General Meeting after the one in which he is appointed.

(c)	The Company may appoint a number of Auditors to carry out the Audit Activity together.

(d)	If the office of the Auditor is vacated and the Company does not have another auditor, the Board will convene a special General Meeting, as soon as possible, with the agenda of appointing an Auditor.

57.         Expiration of the term of the Auditor

(a)	The General Meeting may terminate the service of the Auditor.

If the agenda of the Company includes the termination of the service of the Auditor or the non-renewal of his service, the audit committee will bring its position before the General Meeting, after affording the Auditor a reasonable opportunity to bring his position before it.

(b)

If the Board becomes aware that there are dependent relationships pursuant to the provisions of Section 160 of the Companies Law, it will notify the Auditor without delay that he must act to cease such dependency immediately; if the dependency continues, the Board will convene a Special General Meeting within a reasonable time period, with the agenda to terminate the service of the Auditor.

(c)

The General Meeting that is convened as set forth in Article 57(b) above, shall decide on the termination of the service of the Auditor; however, the General Meeting may, after the Auditor brings his position before it, decide not to accept the recommendation of the Board to end his service, if it finds that the Auditor has no dependency in the Company.

(d)

The Board of Directors will give the Auditor a reasonable opportunity to bring his position before the General Meeting with the agenda of ending or not renewing his service, and for this purpose the Auditor will be invited to participate in the general meeting.

(e)	If the Auditor resigns under circumstances in which the shareholders in the Company have an interest, the Auditor will notify the Board of same.

(f)

Without derogating from the provisions of Applicable Law, the Board of Directors will notify the shareholders about the reasons for the resignation of the Auditor as it deems fit, and it may also give notice about its position in the matter.

58.         Remuneration of the Auditor

(a)

The remuneration of the Auditor for the Audit Activity and for additional services shall be set by the Board of Directors, in accordance with the extent of the work, the duration of his services and any additional relevant term related to his services.

The Board will notify the General Meeting about the remuneration of the Auditor, and all matters related to his fees for additional services - also about the terms of contract with the Auditor, including payments and undertakings of the Company towards the Auditor.

For the purpose of this Article - an Auditor - includes a partner, employee or relative and including a corporation under his control.

(b)

The Company will not stipulate the payment of the fee of the Auditor on terms that limit the manner of his performance of the Audit Activity or which make a connection between the results of the audit and his fees.

(c)

The Company or anyone on its behalf shall not indemnify, directly or indirectly, the Auditor, for an obligation imposed on him due to a breach of his professional responsibility in providing services that must be provided by an Auditor by Applicable Law, or following the violation of another duty imposed on him by law.

59.         Authorities, duties and responsibility of the Auditor

(a)	The Auditor may at any time inspect documents of the Company required by him to perform his job and receive explanations about them.

(b)

The Auditor may participate in any General Meeting in which financial statements are submitted for which he conducted Audit Activity and any meeting of the Board which deliberates the approval of the financial statements, in meetings of the committee to inspect the financial statements and in meetings of the Board convened pursuant to Article 40(b)(2)2 above; the Board of Directors will notify the Auditor of the place and time of the General Meeting or the Board or committee meeting for the examination of the financial statements.

(c)	If the Auditor becomes aware during his Audit Activity about material defects in the audit of the Company, he will notify the Chairman of the Board of such.

60.         Internal auditor

(a)	The Board of Directors of the Company will appoint an Internal Auditor; the Internal Auditor will be appointed in accordance with the recommendation of the audit committee.

An Internal Auditor shall not be an interested party in the Company, an officer in the Company, a relative of any of the above, or of the Auditor or his representative.

(b)	The organizational supervisor over the Internal Auditor shall be the Chairman of the Board, or whoever the Board of the Company determines from time to time.

(c)	The Internal Auditor will check, inter alia, the validity of the activities of the Company in respect of compliance with law and proper business conduct.

(d)

The term of service of the Internal Auditor shall not be terminated without his consent and he shall not be suspended, unless the Board decides on such after obtaining the position of the audit committee, and after giving the Internal Auditor a reasonable opportunity to state his position before the Board and before the audit committee.

For this purpose, the quorum for the opening of a meeting of the Board shall not be less than a majority of the Directors.

Part Twelve: Financial statements and signature

61.         Financial statements

The Company will keep accounts, and likewise will keep financial statements pursuant to Applicable Law.

62.         Stamp and signatory right

(a)	The Company may establish a stamp or rubber stamps for sealing documents.

(b)

The Board will determine the person or persons (even if they are not directors) who are authorized to sign on behalf of the Company, and their signatures together with the stamp of the Company or its printed name shall bind the Company, provided that he or they acted and signed within their authority or authorities.

Part Thirteen: Dividends and Bonus Shares

63.         Dividends and bonus shares

(a)

A resolution by the Company to distribute dividends or allocate bonus shares may be adopted by the Board of Directors of the Company. The Board of the Company shall decide on the date for payment of such dividend.

(b)

In addition, the Board may, prior to offering a dividend, allocate from the profits of the Company, amounts, as it deems fit, as a reserve fund or funds as they establish, in the sole discretion of the Board of Directors, for unforeseeable needs or to equalize dividends with special dividends to correct, to improve or to maintain any property of the Company, and for many other types of purposes, as the Board, according to their absolute discretion, believes is beneficial for the affairs of the Company, and it may invest these allocated sums in investments that they feel are proper (other than in shares of the Company), and from time to time manage these investments or change them and use all or some of them for the benefit of the Company, and it may divide the reserve fund into special funds, as it deems fit, and use the fund or any part of it for the

Company’s business, without having to keep the monies separate from the rest of the assets of the Company.

(c)

A Board of Directors which announces the distribution of dividends may decide that this dividend be paid in full or in part by distribution of certain assets, including by the distribution of fully paid-up shares, bonds or a series of bonds of any other company, or in one or more of these methods.

(d)	In order to validate a resolution of the Board (including according to Article 63(c) above), the Board may:

(1)	Resolve any difficulty that may arise with respect to the distribution of a dividend and/or allocation of bonus shares as it deems fit;

(2)

Issue partial certificates, including certificates for fractional shares or decide not to count fractions under a certain amount, or sell fractions and transfer their consideration to those eligible to receive them;

(3)	To establish for the distribution of a dividend and/or allocation of bonus shares the value of any specific asset;

(4)

To decide that payment in cash will be done for shareholders on the basis of the value that will be so established, or that parts the value of which are less than one shekel will not be taken into account in order to adjust the rights of all the parties;

(5)	To deposit such monies or specific assets with trustees against securities, for persons eligible to receive dividends and/or bonus shares or to a fund that was converted into capital;

(6)

If required, a proper contract will be drawn up and the Board may appoint a person to sign such contract on behalf of those eligible to receive dividends, bonus shares and/or fund converted into capital and such appointment will be valid; and/or

(7)	To make any other arrangement (in respect of the distribution of dividends and/or allocation of bonus shares), as the Board of Directors deems fit according to its sole discretion.

(e)

The Board of Directors may deduct and offset from any dividend, bonus or other monies that are due to be paid for shares held by a shareholder, whether or not he is the sole owner or holds the share jointly with others, all sums of money owed from him which he must defray on his own or jointly with any other person to the Company on account of calls for payment etc.

(f)

A shareholder shall not be entitled to a dividend if he has not delivered by the date designated for such, a bank account into which the relevant sums are to be transferred. Further, a shareholder is not entitled to change the bank account number after a date reasonably set by the Board prior to the date for the actual distribution of the dividend by the Company.

(g)

The Board may invest each dividend that is not claimed within one year from the announcement of its distribution or to use it in another manner for the benefit of the Company until it is claimed. The Company is not obligated to pay interest or index linkage for an unclaimed dividend.

(h)	Shareholders entitled to a dividend, are shareholders as of the record date set, subject to Applicable Law, by the Board of Directors for such purpose.

Part Fourteen: Notices and Dissolution

64.          Notices

Subject to the provisions of Article 21 above (to wit notice of a meeting), the arrangement set forth in Article 21 above shall apply:

(a)

The Company is entitled to deliver notice to any shareholder by personal delivery, by fax, by email or by dispatch by mail in a letter, prepaid envelope or packaging intended for the shareholder, to the address as delivered to the Company at the time of the allocation of the shares or transfer of the shares, unless said shareholder gave written notice of a change of his address (hereinafter: “Registered Address”).

(b)

A shareholder whose registered address is outside of Israel may, from time to time, give written notice to the Company about an address in Israel, and if so given, that address will be considered as his address for the delivery of notices - as stated above.

(c)

All notices regarding shares, to which persons are jointly entitled, shall be delivered to the person who appears first in the register of shareholders, unless they deliver other instructions, and a notice sent as stated shall serve as sufficient notice to all these shareholders.

(d)

Any notice sent to a shareholder to his registered address by post shall be considered as having been delivered three (3) business days from the day of dispatch of the letter or envelope or other packaging, when properly bearing the registered address of the recipient. A written certificate signed by the secretary or manager or other official of the Company that the letter, envelope or packaging containing the notice with the registered address was delivered to the post office as stated, shall serve as prima facie proof of the fact. Any notice sent by fax or email shall be considered as having been delivered one (1) day from the day it was sent, provided, with respect to fax, that confirmation of the dispatch of the fax is presented, and if hand delivered - at the time of delivery.

(e)

Notwithstanding the foregoing, subject to Applicable Law, the Company may announce the delivery of a document or other notice to any other place determined by the Board and/or by any other means, including through the internet or by other electronic means.

(f)

Subject to the provisions of Applicable Law, a shareholder, Director or other person entitled to receive notice in accordance with these Articles or by law, may waive the right to receive such notice, whether in advance or in retrospect, whether for a specific event or in general, and once such person does so this will be considered as if the notice is or has been duly delivered, and any proceeding or action for which such notice should have been given will be deemed valid and in force.

(g)

A person who becomes eligible to a share by virtue of the law, a transfer or in any other manner, shall be copied on every notice for such share, that was duly delivered to the registered address of the shareholder (from whom the right to the share is derived) registered in the register of shareholders.

(h)

Any notice or document sent by post to a shareholder or left at his registered address, then notwithstanding the fact that said shareholder died - and it does not matter if the Company knew of the death or not - shall be seen as having been duly delivered in respect of all the shares registered, whether if they were held by the same shareholder separately or jointly with other persons, until the other person will be registered in his place as the owner or the joint owner of the shares, and such delivery will be seen, for the purposes of these Articles, as sufficient delivery of the notice or the document to the personal representative, or all persons, if any, jointly interested in the same shares. Without derogating from the foregoing generality, a notice to a shareholder may be delivered to a person, including any trustee, receiver or liquidator, who has a right to receive a share owing to the death, bankruptcy, insolvency, or liquidation of a shareholder (including without limitation a "Trustee" as that term is defined in the Insolvency and Financial Rehabilitation Law, 5778-2018) upon the entry of that person in the register of shareholders in such capacity.

65.         Dissolution

(a)

Without derogating from the authority of the liquidator or trustee pursuant to the Insolvency and Economic Rehabilitation Law, 5778-2018 and any other Applicable Law and subject to special conditions, benefits and restrictions attached to shares of the Company, shares of the Company shall have equal rights regarding the return of the capital and participation in the distribution of surplus assets of the Company whether the Company winds up voluntarily or whether in any other manner, after defrayal of all the obligations of the Company, its assets shall be distributed, among all the shareholders, proportionate to the nominal value of their shares without taking into account any premium paid on them.

(b)

For the purpose of Article 65(a) above, a person who is entitled to shares but have not yet been allocated the shares, shall be considered as if the shares to which he is entitled were allocated to him prior to the dissolution, and that the amount paid on account of the nominal value of the shares has been paid up. In this case one who is entitled to the shares, is entitled to payment of an equal sum to the amount that he would have received in a dissolution if he would have held the shares of the Company on the eve of the adoption of the resolution of the dissolution, with a deduction of the price of the exercise that he would have had to pay if he would have exercised his right to the shares of the Company on the eve of the resolution of the dissolution.

(c)

If the Company winds up and the property of the Company that is to be distributed among the members is not enough to return all the paid-up capital, these assets will be distributed inasmuch as possible in a proportionate manner to the paid-up capital, or which is considered paid up at the start of the dissolution, of the shares held by each of the members.